Exhibit 99.1

FOR IMMEDIATE RELEASE

H&E Equipment Services to Restate Financial Statements for 2003 and 2002; Provides Second Quarter Guidance

BATON ROUGE, LA., August 26, 2005 - H&E Equipment Services L.L.C. (H&E) announced today that it will restate its audited financial results for the fiscal years ended December 31, 2002 and 2003 to reflect certain adjustments relating primarily to the treatment of deferred taxes in connection with its combination with ICM Equipment Company LLC in 2002.

The Company estimates that the impact of these adjustments on net income for 2003 and 2002 will be positive, and that the adjustments will have no impact to EBITDA or Adjusted EBITDA for 2003 and 2002.  The Company estimates that these adjustments will decrease its net loss by approximately $5.4 million to $46.1 million for 2003 and $4.8 million to $8.2 million for 2002.

While the Company has not completed its financial statements for 2004, it currently expects to report net loss for 2004 of approximately $13.7 million, as compared to its original guidance of a net loss of $13.6 million.  The Company currently expects that it will report EBITDA for 2004 of approximately $79.6 million, as compared to its original guidance of $79.8 million.  The Company expects to report net income for the first quarter of 2005 of approximately $1.0 million, as compared to its original guidance of $1.3 million.

Pending completion of the review of these adjustments, the Company is delaying announcing earnings for the second quarter ended June 30, 2005.  Second quarter revenue is expected to be approximately $137.7 million, an increase of $24.0 million, or 21.1%, from the prior year period.  Net income is expected to be in the range of $4.0 million to $4.5 million.

The Company has discussed the accounting adjustments with the lenders under its revolving credit facility, and its revolving credit facility lenders have waived the non-compliance by the Company with, and the effects of non-compliance under, various representations and non-financial covenants affected by the accounting adjustments in connection with the restatements.  Accordingly, the Company has full access to its revolving credit facility.

These adjustments to the Company’s accounting practices have been discussed with its independent registered public accounting firm, BDO Seidman L.L.P.  The Company will include the restated results for the fiscal years ended December 31, 2003 and 2002 in its 2004 Annual Report on Form 10-K.  In addition to the principal adjustments described above, the restatement will impact individual line items within the Company’s financial statements.  In the interim, investors should no longer rely on the financial statements currently on file with the SEC in the Company’s Forms 10-K for the fiscal years ended December 31, 2003 and 2002 and the related auditor’s report thereon, and the unaudited financial statements for all interim periods through September 30, 2004.

Non-GAAP Financial Measures and Reconciliation

This press release contains non-GAAP financial measures (EBITDA and Adjusted EBITDA).  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 26, 2005 for a description of our use of these measures.  EBITDA and Adjusted EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.  Additionally, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered alternatives to our other financial information determined under GAAP.

The Company defines EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization and defines Adjusted EBITDA as EBITDA as adjusted for $17.4 million loss from litigation that was recorded in 2003.  The Company will supply a full reconciliation of net income to EBITDA and Adjusted EBITDA when the Company has finalized and announced its 2004 results and the restatements for 2003 and 2002.

Delay in Filing Form 10-Q

As we previously reported, we have delayed filing our 2004 Form 10-K and our Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005 pending completion by BDO of the re-audit of our 2002 and 2003 annual financial statements and the issuance of new audit opinions thereon. We will delay finalizing results for the second quarter of 2005 and the filing of our 10-Q for the quarter ended June 30, 2005 until the work necessary to restate our financial results for prior fiscal year and the re-audits are completed, and we report our final results for 2004 and our unaudited results for first quarter 2005.  The estimates, earnings, other selected financial data and 2005 outlook provided in this press release are preliminary and subject to change based on completion of prior year audits.  This data should not be viewed as a substitute for full financial statements or as a measure of our performance.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 41 facilities, all of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks”, “on track,” “plans”, “intends” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook.  Among the forward-looking statements included in this release are the Company’s current estimates of the effects of the restatement.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, (4) intense competition, (5) costs may increase more than anticipate, (6) the audit of the Company’s 2004 results  has not been completed and adjustments may be identified and, consequently, the 2004  and first quarter 2005 data and outlook for 2005 results are subject to change, (7) the re-audit process could result in changes to the Company’s financial statements for 2002 and 2003 that could be material to the Company’s financial position, results of operations or liquidity and (8) security holders may elect to declare an event of default under the Company’s indentures based on the Company’s delay in filing SEC reports.  Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.